Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan of Caliper Life Sciences, Inc. of our report dated March 12, 2008, with respect to the consolidated financial statements of Caliper Life Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and our report dated March 12, 2008 with respect to the effectiveness of internal control over financial reporting of Caliper Life Sciences, Inc. as of December 31, 2007 included in its Annual Report (Form 10-K/A), each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

December 11, 2008